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[LOGO OF UNITED NATIONAL]


                     UnitedTrust Places Loan On Non-Accrual


Bridgewater, NJ--June 6, 2002--United National Bancorp (Nasdaq: UNBJ), the parent company of UnitedTrust Bank, today announced that UnitedTrust has placed a $21 million commercial credit facility to an insurance premium financier on non-accrual. UnitedTrust stated that it is currently in negotiation with the borrower's surety and its representatives regarding repayment of the loan. As a result of placing this loan on non-accrual today, previously accrued interest amounting to $580,000 will be reversed from pretax income in the second quarter of this year. On an after-tax basis, this interest reversal amounts to $343,000 or $0.02 per fully diluted common share. At this time, UnitedTrust is not able to determine whether, or to what extent, it will incur a loss on this loan.

United National Bancorp, headquartered in Bridgewater, New Jersey is the $1.9 billion asset holding company for UnitedTrust Bank, a state chartered FDIC-insured commercial bank operating 36 community banking offices throughout Essex, Hunterdon, Middlesex, Morris, Somerset, Union and Warren counties in New Jersey. UnitedTrust also has one mobile branch facility that travels throughout its markets. The Bank provides retail banking, alternative financial products, insurance services, business banking services, commercial lending, construction and commercial real estate lending, consumer and mortgage lending and trust and investment services. Visit United National Bancorp and UnitedTrust Bank on the World Wide Web at www.unitedtrust.com.

Contact: media, Donald E. Reinhard, 908-429-2370, or investors, Alfred J. Soles, 908-429-2406, both of United National Bancorp.

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